EXHIBIT 2.2


                       AMENDMENT TO ACQUISITION AGREEMENT
                                       AND
                                 PLAN OF MERGER

         This AMENDMENT is made as of the 22th day of August, 1997 by and between TPG Holdings, Inc., a Delaware corporation ("TPG"), and Lunn Industries, Inc., a Delaware corporation ("Lunn").

         WHEREAS, TPG and Lunn are parties to that certain Acquisition Agreement and Plan of Merger dated as of June 6, 1997 (the "Merger Agreement"); and

         WHEREAS, TPG and Lunn have mutually agreed to amend certain terms of the Merger Agreement in accordance with the terms thereof as set forth herein.

         NOW,  THEREAFTER,  in consideration of the foregoing and other good and
valuable  consideration,   the  receipt  and  sufficiency  of  which  is  hereby
acknowledged, the parties hereby agree with each other as follows:

1.       Amendments.  The Merger Agreement is hereby amended as follows:

         (a) Section 1.1 is hereby amended by adding in the appropriate alphabetical order the following definitions:

              "1997 TPG Net Income" is defined in Section 4.5(b).

              "Cancelled Stock" is defined in Section 4.5(b).

              "Escrow Agent" is defined in Section 4.5(a).

              "Escrowed Stock" is defined in Section 4.5(a).

              "Determination Date" is defined in Section 4.5(c).

              "Released Stock" is defined in Section 4.5(b).

         (b)  Section 4.1(b) is hereby amended by adding to the end of the first
              sentence   therein  after  the  words  "TPG  Exchange  Ratio"  the
              following:

              ", subject further to the retention of the Escrowed Stock by the Escrow Agent in accordance with Section 4.5."

         (c) Section 4.3(b) is hereby amended by adding in subsection (i) thereof after the words "TPG Exchange Ratio" the following:

              ", subject further to the retention of the Escrowed Stock by the Escrow Agent in accordance with Section 4.5."

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         (d)  Article  4 is  hereby  amended  by  adding  a new  Section  4.5 as follows:

              "   4.5    Escrowed Stock.

                  (a) Amount;  Rights of Beneficial Owners. At the Closing,  the
              Surviving Corporation shall retain in its capacity as escrow agent (the "Escrow Agent") an aggregate number of shares of the Surviving Corporation Common Stock equal to fifty percent (50%) of the shares of the Surviving Corporation Common Stock to be delivered to each of the holders of TPG Common Stock and the number of shares of Surviving Corporation Common Stock reserved for issuance upon exercise of the TPG Options, such number of shares to be rounded down to the nearest whole number (the "Escrowed Stock"). From the Effective Time until the Determination Date (i) holders of TPG Common Stock as of the Effective Time who surrender their certificates evidencing shares of the TPG Common Stock in accordance with the procedures set forth in Section 4.2 shall be entitled to delivery of certificate(s) representing shares of the Surviving Corporation Common Stock to be issued to such holder pursuant to Section 4.1(b), less such holder's pro rata share of the Escrowed Stock, and (ii) except as otherwise set forth herein, each holder of the TPG Common Stock as of the Effective Time shall be considered the beneficial owner of his pro rata portion of the Escrowed Stock and shall have all of the rights of the holders of Surviving Corporation Common Stock with respect thereto, including without limitation the right to vote on all matters and the right to receive any distributions.

                  (b) 1997 TPG Net Income;  Cancellation of Cancelled  Stock. If
              the net income after taxes, as calculated in accordance with generally accepted accounting principles, of the business of TPG and its Subsidiaries, as currently constituted, for the fiscal year ending December 31, 1997, as determined by the Surviving Corporation (the "1997 TPG Net Income"), is less than $4,000,000, then the Surviving Corporation shall (i) immediately cancel the Cancelled Stock, and (ii) deliver the number of shares of Escrowed Stock not constituting the Cancelled Stock (the "Released Stock") in accordance with Section 4.5(c). Upon cancellation, no person shall have any interest in or rights to the Cancelled Stock. For purposes of this Agreement, the term "Cancelled Stock" shall be defined as that number of fully paid and nonassessable shares of Surviving Corporation Common Stock calculated pursuant to the following formula:

                       4,000,000 X
              -------------------------------
              4,000,000 - 1997 TPG Net Income     +   X  =  4,151,402

              (With X = the number of shares of Cancelled Stock);

              provided, however, that if the 1997 TPG Net Income is $4,000,000 or

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              more, then the number of shares  constituting  the Cancelled Stock shall be shall be deemed to be 0, and if the 1997 TPG Net Income is less than 0, then the 1997 TPG Net Income shall be deemed to be 0.

                  (c) Release.  Within  thirty (30) days after the date the 1997
              TPG Net Income is finally determined (the "Determination Date"), the Escrow Agent shall deliver to each of the holders of record as of the Effective Time of the TPG Common Stock and to each of the holders of record as of the Effective Time of the TPG Options which have exercised all or any part of such TPG Options, a certificate evidencing such Person's pro rata share of the Released Stock, if any (with the Surviving Corporation making, in good faith, any rounding determinations such that each such Person's pro rata shares of the Released Stock equals a whole number). Any shares of Surviving Corporation Common Stock that are not delivered within thirty (30) days of the Determination Date shall be held by the Surviving Corporation in escrow for the benefit of holders of the TPG Options which have not yet exercised such securities until such time that such TPG Options shall be exercised or shall expire or terminate. Upon exercise of any such TPG Options after the Determination Date, the Surviving Corporation shall issue to the holder thereof such holder's pro rata share of the Escrowed Stock as provided in this Section 4.3(c). Notwithstanding any provision of this Agreement, the Released Stock shall be delivered only to those TPG Stockholders of record as of the Effective Time and the holders of record of the TPG Options as of the Effective Time and the right to receive all or any part of the Released Stock may not be transferred or assigned."

         (e) Section 7.2(k) is hereby amended by deleting the number "$380,000" in subsection (i) thereof and substituting in lieu of such number the number "$420,000".

2. No Other Modifications. Except as amended hereby, the terms and conditions of the Merger Agreement shall continue in full force and effect and are hereby in all respects ratified and confirmed.

3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware without reference to the conflicts of law principles therein.

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         IN WITNESS WHEREOF, this Amendment has been executed as of the date and year first above written.

                                          TPG HOLDINGS, INC.



                                          By:   /s/ Garrett L. Dominy
                                          --------------------------------------
                                          Name:  Garrett L. Dominy
                                          Title:  Executive Vice President


                                          LUNN INDUSTRIES, INC.


                                          By:  /s/ Alan W. Baldwin
                                          --------------------------------------
                                          Name:  Alan W. Baldwin
                                          Title: Chairman of the Board and
                                                    Chief Executive Officer

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